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								Exhibit 23.3

	      Consent of Ernst & Young LLP, Independent Auditors


We consent to reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Ohio Casualty Corporation for the registration of six million shares of common stock of our report dated January 22, 1999, with respect to the special-purpose financial statements of the Commercial Lines Business of American Financial Corporation included in Ohio Casualty Corporation's Current Report (Form 8-K/A) dated March 26, 1999, filed with the Securities and Exchange Commission.



					     /s/Ernst & Young LLP
					     Ernst & Young LLP



Cincinnati, Ohio
October 28, 1999